CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions Financial Highlights in the Prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information and to the incorporation by reference of our report dated November 18, 2016 on the financial statements and financial highlights of Touchstone Ultra Short Duration Fixed Income Fund, included in the Annual Report to Shareholders for the fiscal year ended September 30, 2016, in Post-Effective Amendment Number 89 to the Registration Statement of Touchstone Funds Group Trust under the Securities Act of 1933 (Form N-1A, No. 033-70958), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
October 30, 2017